Exhibit 99.7

GOLDGROUP ANNOUNCES ACQUISITION OF PINOS PROJECT

Vancouver, British Columbia (March 7, 2025) Goldgroup Mining Inc. (“Goldgroup” or the “Company”) (TSX-V:GGA, OTC:GGAZF, BMV SIX:GGAN.MX) announces that, further to the news releases disseminated by the Company on August 14, 2024 (the “August 14th News Release”) and January 16, 2025 (the “January 15th News Release”), the Company has entered into an Agreement to Suspend Enforcement Proceedings (the "Non-Enforcement Agreement") dated March 6, 2025 with Candelaria Mining Corporation ("CMC") with respect to the Loan Facility described in the August 14th News Release and January 15th News Release after delivering notice of enforcement of the Company's rights under the Loan Facility to CMC on August 14, 2024.

Pursuant to the terms of the Non-Enforcement Agreement, CMC will deliver all of the issued and outstanding shares of Minera Apolo, S.A. de C.V. (“Apolo”) to the Company provided that certain conditions set out in the Non-Enforcement Agreement are satisfied, including receipt of all required approvals from the TSX Venture Exchange (“TSXV”). As part of the agreement, the Company has agreed to:

-	Settle the approximately USD $2,702,873 owed on the Loan Facility;

-	Make a cash payment of USD $89,000 within five (5) days of receipt of all necessary approvals from the TSXV required by the Company and CMC to complete the transactions;

-	Make a cash payment of USD $89,000 on the later of (i) the delivery of the Apolo Shares to the Company, or (ii) six months after receipt of the TSXV Approvals, provided that the Apolo Shares have been delivered to the Company by such date; and

-	Issue 716,667 common shares of the Company at a deemed price of $0.40.

These payments are to avoid the lengthy process and costs associated with enforcing the Loan Facility.

Apolo is the 100% owner of the fully permitted for construction gold project located 140 kilometers east of the capital Zacatecas in the state of Zacatecas, Mexico (the “Pinos Project”), which consists of 30 mining concessions. The Company acquired the Loan Facility from Creditor Group described in the August 14th News Release and January 15th News Release.

The completion of the transactions contemplated in this news release are subject to receipt of all necessary approvals, including approval of the TSXV.

About Goldgroup

Goldgroup is a Canadian-based mining Company that owns and operates the Cerro Prieto heap-leach gold mine located in the State of Sonora, Mexico and is led by a team of highly successful and seasoned individuals with extensive expertise in mine development, corporate finance, and exploration in Mexico.

For further information on Goldgroup, please visit www.goldgroupmining.com

On behalf of the Board of Directors

Ralph Shearing

CEO
+1 (604) 764-0965

Neither the TSX Venture Exchange nor its Regulation Service Provider accepts responsibility for the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain information contained in this news release, including any information relating to future financial or operating performance, may be considered “forward-looking information” (within the meaning of applicable Canadian securities law) and “forward-looking statements” (within the meaning of the United States Private Securities Litigation Reform Act of 1995). These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Actual results could differ materially from the conclusions, forecasts and projections contained in such forward-looking information.

These forward-looking statements reflect Goldgroup’s current internal projections, expectations or beliefs and are based on information currently available to Goldgroup. In some cases forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding TSXV approval of the non-enforcement agreement. Many of these assumptions are based on factors and events that are not within the control of Goldgroup and there is no assurance they will prove to be correct.

Forward-looking information is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to materially differ from those reflected in the forward-looking information, and are developed based on assumptions about such risks, uncertainties and other factors including, without limitation: non-completion of any proposed transactions; receipt of all required stock exchange and regulatory approvals,; the continued listing and trading of the Company’s common shares; the continuing impact of COVID-19; the continuing impact of regulatory responses to COVID 19 on the employees, business and operations of the Company; uncertainties related to actual capital costs operating costs and expenditures; production schedules and economic returns from Goldgroup’s projects; uncertainties associated with development activities; uncertainties inherent in the estimation of mineral resources and precious metal recoveries; uncertainties related to current global economic conditions; fluctuations in precious and base metal prices; uncertainties related to the availability of future financing; potential difficulties with joint venture partners; risks that Goldgroup’s title to its property could be challenged; political and country risk; risks associated with Goldgroup being subject to government regulation, including but not limited to the potential changes introduced by the Mining Reform, described above; risks associated with surface rights; environmental risks; Goldgroup’s need to attract and retain qualified personnel; risks associated with potential conflicts of interest; Goldgroup’s lack of experience in overseeing the construction of a mining project; risks related to the integration of businesses and assets acquired by Goldgroup; uncertainties related to the competitiveness of the mining industry; risk associated with theft; risk of water shortages and risks associated with competition for water; uninsured risks and inadequate insurance coverage; risks associated with potential legal proceedings; risks associated with community relations; outside contractor risks; risks related to archaeological sites; foreign currency risks; risks associated with security and human rights; and risks related to the need for reclamation activities on Goldgroup’s properties, as well as the risk factors disclosed in Goldgroup’s Annual Information Form and MD&A and other public disclosure by Goldgroup. Any and all of the forward-looking information contained in this news release is qualified by these cautionary statements.

Although Goldgroup believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. Goldgroup expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise, except as may be required by, and in accordance with, applicable securities laws.